UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 26, 2014

Talmer Bancorp, Inc.

(Exact name of registrant as specified in its charter)

Michigan (State or other jurisdiction of incorporation)	001-36308 (Commission File Number)	61-1511150 (IRS Employer Identification No.)

2301 West Big Beaver Rd., Suite 525 Troy, Michigan (Address of principal executive offices)	48084 (Zip Code)

(248) 498-2802

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 26, 2014, Talmer Bancorp, Inc.’s Compensation Committee of the Board of Directors, under authority from the Board of Directors, adopted the Talmer Bancorp, Inc. Executive Deferred Compensation Plan (the “Plan”).  The Plan provides deferred compensation benefits to certain eligible associates, including (i) members of the Board of Directors and (ii) a select group of key management.  The Plan will be administered by a committee appointed by the Board (the “Committee”), which will have full discretionary power and authority to interpret the Plan, to prescribe, amend and rescind rules, forms and procedures necessary or appropriate to administer the Plan and to determine those eligible to participate in the Plan.  The Plan is an “unfunded” plan of deferred compensation payable out of the general assets of Talmer Bancorp, Inc.  The Plan is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations thereunder.  Participants in the Plan will have the status of unsecured general creditors of Talmer Bancorp, Inc. with respect to amounts credited to their accounts under the Plan.

The Plan allows participants to irrevocably elect to defer a percentage of their compensation otherwise payable to them until the date specified under the distribution option elected by the participant in their enrollment agreement (consisting of the flexible distribution option or the retirement distribution option).  The initial maximum compensation deferral under the Plan is 85% of base salary and commissions and 100% of bonuses.  Director participants may defer up to 100% of the cash portion of their retainer.  These maximum deferral amounts may be changed by the Committee in its discretion.  The Committee may also, in its discretion, make supplemental contributions to a participant’s retirement distribution account in the form of (i) a restorative match, to the extent a participant’s compensation for purposes of the 401(k) Plan is reduced by reason of compensation deferrals made under the Plan, or (ii) discretionary contributions, in an amount designated by the Committee, or, with respect to the Chief Executive Officer, the Talmer Bancorp, Inc. Board of Directors. These supplemental contributions will vest upon the participant completing two continuous years of service as determined by the Committee.  A participant who has a separation from service (as defined in the Plan) prior to full vesting will irrevocably forfeit any supplemental contributions that have not vested, unless the Committee determines otherwise.  In the event the participant is terminated for Cause (as defined in the Plan), the participant will forfeit all supplemental contributions (whether or not vested) and shall be required to repay the Company any supplemental contributions previously distributed to the participant.

The Committee will establish and maintain separate distribution accounts with respect to each participant in the Plan, including a retirement distribution account and/or up to five flexible distribution accounts.  The participant’s distribution accounts will be credited with returns in accordance with the investment options elected by the participant.  Investment options under the Plan will correspond to certain investment portfolios designated by the Committee.

A participant will be entitled to receive a distribution of benefits under the retirement distribution option of the Plan upon the participant’s separation from service on account of retirement in either a lump sum or in annual installments over a period not to exceed 15 years, as elected by the participant in the enrollment agreement.  If the participant has a separation from service prior to retirement, other than on account of his or her death, the participant’s retirement distribution account will be distributed in a lump sum on the first plan distribution date (as defined in the Plan) that occurs at least 13 months after his or her separation from service.  Benefits under the flexible enrollment option will be paid to participants as elected in his or her enrollment agreement in either a lump sum or in annual installments, provided that the elected number of years of deferral prior to the commencement of payments and the number of annual installments cannot exceed 15.  In accordance with the terms of the Plan, distributions will also be made to a participant’s beneficiaries upon the participant’s death or to the participant if he or she suffers an unforeseen financial emergency, as determined by the Committee.

The description of the Plan is not complete and is qualified in its entirety by reference to the Plan filed as Exhibit 10.1 to this Current Report on Form 8-K, which is incorporated into this Item 5.02 by reference.

Item 9.01  Financial Statements and Exhibits.

(d)                                                                                                         Exhibits

Exhibit No.	Exhibit
10.1	Talmer Bancorp, Inc. Executive Deferred Compensation Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TALMER BANCORP, INC.

Dated: June 27, 2014	By:	/s/ David T. Provost
David T. Provost
Chief Executive Officer